PRICING SUPPLEMENT NO. 1                                          Rule 424(b)(2)
TRADE DATE:  12/19/97                                 Registration No. 333-34663
(To Prospectus Supplement dated September 30, 1997           Cusip No. 00786WAH2
including the Prospectus dated September 19, 1997)

                             AEROQUIP-VICKERS, INC.
                                MEDIUM-TERM NOTES

                  Due More Than Nine Months from Date of Issue


Floating Rate Note (  )                              7.09% Fixed Rate Note (X)

Principal Amount:            $25,000,000             Issue Price:  $25,000,000 or 100%
Original Issue Date:         January 5, 1998         Specified Currency:  USD
Interest Accrual Date:       30/360 basis            Maturity Date:  January 5, 2018

Redemption Date(s):                  N/A             New                      Notice of
Redemption Price(s):                 N/A             Maturity                 Renewal
Authorized Denominations (if other than              Date(s):                 Date(s):
denominations of $1,000 and integral
multiples of $1,000 in excess thereof                Interest Payment Period:
in U.S. Dollars):                    N/A             Semi-Annual

Repayment Date(s):                                   Interest Payment Dates: May 1 and
Repayment Price(s):                                     November 1 Commencing May 1,
Total Amount of OID:                 N/A                1998
Yield to Maturity:                   N/A             Global Security:  (X) Yes  (  ) No
Initial Accrual Period OID:          N/A             Exchange Rate Agent:     N/A
Method Used to Determine
  Historical Exchange Rate:          N/A
Yield to Maturity and Initial
  Accrual Period OID:                N/A

(Only applicable to Floating Rate Notes):            Spread (plus or minus):  N/A
  Initial Interest Rate:             N/A             Spread Multiplier:       N/A
  Index Maturity:                    N/A             Maximum Interest Rate:   N/A
  Base Rate(s):                      N/A             Minimum Interest Rate:   N/A
    If LIBOR, Designated LIBOR Page: N/A             Calculation Rate Agent:  N/A
      (   ) LIBOR Reuters
      (   ) LIBOR Telerate                           Name of Agent: Morgan Stanley
                                                        & Co. ($25.0M)

Index Currency:                      U.S. Dollars    Agents' Aggregate Discount or
Interest Reset Period:               N/A                Commission:  $187,500.00
Interest Reset Dates:                N/A             Net Proceeds to Co.:$24,812,500.00
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( )  Agent is acting as Agent for the sale of Notes by the Company at a price to the public of ( ) 100% of Principal Amount or (  ) _____% of Principal
Amount.

(X) Agent is purchasing Notes from the Company as Principal for resale to Investors and other purchasers at:
(X) a fixed initial public offering price of 100% of the principal amount;
( ) a fixed initial public offering price of ___% of the principal amount; or
( ) varying prices relating to prevailing market prices at time of resale to be determined by Agent.

Additional Terms: